Andrew I. Telsey, P.C. Attorney at Law
6198 S. Moline Court, Englewood, Colorado 80111 Telephone: 303/521-7447 • E-Mail: andrew@telseylaw.com

March 21, 2025

GrowGeneration, Corp.
5619 DTC Parkway, Suite 900
Greenwood Village, Colorado 80111

Ladies and Gentlemen:

We have acted as counsel to GrowGeneration, Corp., a Colorado corporation (the “Company”), in connection with the preparation of Registration Statements on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on August 7, 2018 (amended on June 11, 2020) and March 21, 2025, respectively (the “Registration Statements”), registering an aggregate of 6,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Company’s 2018 Equity Incentive Plan (as amended and restated, the “Amended 2018 Plan”). This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

You have requested our opinion as to the matters set forth below in connection with the Registration Statements. For purposes of rendering our opinion, we have examined: (i) the Registration Statements, (ii) the Articles of Incorporation of the Company, (iii) the Bylaws of the Company, (iv) certain resolutions of the Board of Directors of the Company (the “Board”) and such other records of corporate actions of the Company relating to the Registration Statements and the authorization for issuance and sale of the Shares, and matters in connection therewith, (v) a shareholder resolution adopted at the Company’s 2024 Annual Meeting of Shareholders held on June 20, 2024, wherein the total number of shares authorized for issuance under the Amended 2018 Plan was increased to 6,500,000 shares; (vi) the Amended 2018 Plan and the forms of award agreements approved by the Board for use thereunder, and (vii) such other records, documents, certificates, memoranda, and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have not sought to independently verify such matters.

In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind, including that: (i) each document submitted to us is accurate and complete; (ii) each document submitted to us as an original is authentic; (iii) each document submitted to us as a copy conforms to an authentic original; (iv) all signatures on original documents are genuine; (v) all documents were duly executed and delivered where due execution and delivery are prerequisites to the effectiveness thereof; and (vi) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. We have further assumed the legal capacity of natural persons and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

In rendering our opinion below, we also have assumed that: (i) the Company will have sufficiently authorized and unissued shares of Common Stock at the time of each issuance of a Share under the Amended 2018 Plan; (ii) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Board will adopt a resolution providing that all Shares shall be uncertificated prior to their issuance; (iii) the issuance of each Share will be duly noted in the Company’s stock ledger upon issuance; and (iv) the Company will receive consideration for each Share at least equal to the par value of each share of Common Stock, in the amount required by the Amended 2018 Plan and approved by the Board pursuant to a resolution authorizing the issuance of such Shares adopted at a meeting or by unanimous consent to action without meeting in accordance with the Colorado Business Corporations Act.

The opinion expressed below is limited to the Colorado Business Corporations Act. Our opinion is based on those laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation related to securities, or to the sale or issuance thereof.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Company and, when, and if, issued and sold in accordance with the terms of the Amended 2018 Plan, the Registration Statements and any underlying award agreements, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement filed with the Commission as of even date herewith. This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Registration Statements and shall not be used for any other purpose or relied upon by any other person without our prior express written consent.

Yours truly,

/s/ ANDREW I. TELSEY, P.C.
ANDREW I. TELSEY, P.C.